Exhibit 5.1

Randy Katz T (213) 417-5310 F (213) 488-1178 Email: rkatz@clarkhill.com	Clark Hill LLP 555 Flower Street, 24th Floor Los Angeles, CA 90071 T (213) 891-9100 F (213) 488-1178

August 1, 2025

Via e-mail: peter.tass@alt5sigma.com

ALT5 Sigma Corporation

325 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

Attn: Peter Tassiopoulos, CEO

Re:	JanOne Inc.

Dear Mr. Tassiopoulos:

We have acted as counsel to ALT5 Sigma Corporation, a Nevada corporation (the “Company”), in connection with the registration of 2,800,000 shares of common stock (the “Award Stock”) of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register the 2,800,000 shares of Award Stock for offer and sale under and pursuant to the JanOne Inc. 2024 Equity Incentive Plan.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed without independent verification: (a) the genuineness and authenticity of all signatures on original documents; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to originals of all documents submitted to us as copies; (d) that each natural person signing any document reviewed by us had the legal capacity to do so; and (e) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

The following opinion assumes that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain validly existing and in good standing under the laws of the State of Nevada, (c) at the time any shares of Award Stock are issued or delivered, (i) there will not have occurred any change in the law or in the Company’s Articles of Incorporation, as amended to date, or Bylaws, as amended to date, affecting the issuance or delivery of shares of Award Stock and (ii) no relevant corporate actions will have been modified or rescinded, (d) the Company will have received legally sufficient consideration for all shares of Award Stock in accordance with the terms of the Plan or the applicable award agreement, (e) the shares of Award Stock will be issued within the limits of the then-remaining authorized but unreserved and unissued number of shares of Common Stock under the Articles of Incorporation, (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Nevada Revised Statutes, and (g) any prospectus supplement describing the shares of Award Stock registered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission.

clarkhill.com

ALT5 Sigma Corporation

Attn: Peter Tassiopoulos, CEO

August 1, 2025

Based upon and subject to the foregoing, we are of the opinion that the shares of Award Stock have been duly authorized and, following (a) effectiveness of the Registration Statement, (b) the issuance of the shares of Award Stock in accordance with the terms and the Plan, and (c) receipt by the Company of the consideration therefor as specified in the Plan, the shares of Award Stock will be validly issued, fully paid, and nonassessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Nevada Revised Statutes (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect). Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof. In addition, the foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers) and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Award Stock, or the Registration Statement. This opinion is given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinion is an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Clark Hill PLC

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